FMI MUTUAL FUNDS, INC.
AMENDMENT TO THE TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT dated as of this 1st day of September, 2005 to the Transfer Agent Servicing Agreement, dated as of December 17, 2003 (the “Agreement”) is entered by and between FMI Mutual Funds, Inc., a Wisconsin corporation (the “Company”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into a Transfer Agent Servicing Agreement; and

WHEREAS, the Company and USBFS desire to amend said Agreement; and

WHEREAS, the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superceded and replaced with Exhibit A attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

FMI MUTUAL FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Donald S. Wilson	By: /s/ Gail M. Zess

Name: Donald S. Wilson	Name: Gail M. Zess

Title: Vice President	Title: VP

EXHIBIT A to the
FMI Mutual Funds, Inc.
Transfer Agent Servicing Agreement

Fund Names

Separate Series of FMI Mutual Funds, Inc.

Name of Series	Date Added
FMI Provident Trust Strategy Fund	2/1/1995